Strategic Partners Asset Allocation Funds
For the period ended 7/31/05
File number (c) 811-08915

	SUB-ITEM 77 (0)
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3


1.	Name of Issuer
France (Govt. of)

2.	Date of Purchase
2/23/05

3.	Number of Securities Purchased
6,274

4.	Dollar Amount of Purchase
$600,000

5.	Price Per Unit
$95.63

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom purchased
HSBC CCF

7.	Other Members of the Underwriting Syndicate
Barclays Capital France, BNP Paribas Securities, Deutsche
Bank AG, Credit Suisse, IXIS CIB, JPMorgan.

8.	Board of Trustees determine no less frequently
than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures that are reasonably designed to provide that the purchase complies with all the conditions of Rule 10f-3 of the Investment Company Act.


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